CEDAR SHOPPING CENTERS, INC.
44 South Bayles Avenue
Port Washington, NY 11050-3765

June 8, 2007

Fidelity Management & Research Company
Investment Proxy Research Group
One Spartan Way
Merrimack, NH 03054

Ladies and Gentlemen:

This letter is respectfully submitted in support of our request that you vote in favor of proposal 2 which is set forth in our proxy statement in connection with our annual meeting of stockholders scheduled to be held June 12, 2007. This proposal relates to an increase in the number of authorized shares of common and preferred stock.

As you are aware, we are a REIT and as such are required to distribute on a regular basis at least 90% of our income. As a result, in order to fund acquisitions and other operating activities, we have a continuing need for funding which in the past has been obtained from both equity financing (including the issuance of preferred stock) and debt financing.

It is not our intent, and has never been our intent, to use our preferred stock as an anti-takeover defense. Accordingly, please be advised that if we issue any preferred stock:

           1.      the preferred stock will not be used as, or in conjunction with, an anti-takeover defense (including potential mergers, in connection with an existing or future shareholder rights plan, or by designating terms, or issuing shares in transactions for the purposes of aiding management in defending against an unsolicited bid for control of the company) unless approved by the shareholders at that time;

           2.      the preferred stock will not be issued to any individual group for the purpose of creating a block of voting power to support management on controversial issues without receiving shareholder approval; and

           3.      if the preferred stock is to have voting rights, the shares will have the same voting rights as the common stock (including upon conversion).

Management hereby commits to seek stockholder approval at its 2008 annual meeting of stockholders of a proposal to amend its certificate of incorporation to effectuate the foregoing and to recommend approval of such proposal by stockholders.

We trust the above will address any concerns which you may have about this proposal and that you will be supportive of our proposal. If you have any questions or desire any additional information, please do not hesitate to contact the undersigned at (516) 944-4529.

Very truly yours,

Stuart H. Widowski
Secretary and General Counsel